Contact: Investors: Press:	Duane Reade Holdings, Inc. John Henry Chief Financial Officer (212) 273-5746 Cara O’Brien/Caren Barbara Diane Zappas/Melissa Kahaly (212) 850-5600 Financial Dynamics

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. ANNOUNCES

RESIGNATION OF SVP, PHARMACY OPERATIONS

New York, NY – September 18, 2008 – Duane Reade Holdings, Inc. today announced that Jerry Ray, Senior Vice President, Pharmacy Operations, has tendered his resignation from the Company effective September 18, 2008. Mr. Ray was with Duane Reade for 14 years and held a variety of positions in pharmacy and operations.

The Company has initiated a search to fill the position and will work to identify a high caliber executive to join the senior management team. In the meantime, the current pharmacy team will absorb all of Mr. Ray’s responsibilities.

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of June 28, 2008, the Company operated 241 stores.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drug store industry in general and in the New York metropolitan area, the ability to open and operate new stores, the continued efforts by payers and government agencies to reduce prescription reimbursement rates and prescription drug benefits, the strength of the economy in general, the economic conditions in the New York greater metropolitan area, changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements, changes in the Company’s operating strategy, capital expenditure plans or development plans, the Company’s ability to attract, hire and retain qualified pharmacy and other personnel, the Company’s significant indebtedness, labor disturbances, the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken in response, demographic changes, the Company’s ability to limit fraud and shrink, the results of the Company’s legal proceedings and recalls of pharmaceutical products due to health concerns or other reasons. Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

###